Exhibit 99.1

Staffing 360 Solutions Announces Refinancing of UK Financing Facilities

Enters Into £11,500,000 Asset-Backed Lending Facility with HSBC

February 12, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today announced that it has signed an agreement to enter an Invoice Financing facility with HSBC Invoice Finance UK Ltd (“HSBC”) to cover its three business units in the United Kingdom.

In line with management’s emphasis on improving the financial health of the Company, this new arrangement replaces the existing agreements on materially more favorable terms:

o	Facility Limit of £11,500,000 ($16,000,000)
o	Advance rates against eligible invoices of 90%
o	The arrangement will be subject to the usual cross company guarantees between the UK legal entities and customary financial reporting and monitoring
o	The agreement covers Longbridge Recruitment 360, The JM Group, and the most recent acquisition of CBSbutler

“As I have stated before, Fiscal 2017 was a transformative year for the Company and we are very pleased to start the new year with the completion of another major refinancing following those that we completed in the United States in September,” said Brendan Flood, Chairman and Chief Executive Officer of Staffing 360 Solutions.  “HSBC has been a great partner to CBSbutler over the years and now, with a larger offering from them, we are looking forward to the wider UK business enjoying the same level of service and relationship, at a significantly improved overall cost.”

David Faiman, Chief Financial Officer, added, “As with the recent material changes in the U.S. we have been working diligently on this transaction for some time. With the completion of the CBSbutler acquisition, we needed to ensure that our UK business was placed on a sound financial footing. The terms of the transaction are very attractive to us and the team at HSBC have impressed us at every stage of the process.”

Simon Smith, HSBC Regional Director, Global Trade and Receivables Finance, said: “We are delighted to support Staffing 360 Solutions with a new funding facility for its three UK businesses. We look forward to seeing the business develop further in 2018.”

More information about Staffing 360 Solutions, including investor materials, presentations, white papers, and webcasts, can be found at:

www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

Staffing 360 Solutions uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contacts:

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and Chief Executive Officer

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / +1 (646) 507-5711

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608